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Pricing Supplement dated January 22, 1997                   Rule 424(b)(3)
(To Prospectus dated July 8, 1996 and                       File No. 333-05701
Prospectus Supplement dated October 30, 1996)

                                  ADVANTA CORP.
                    MEDIUM-TERM NOTES, SERIES D - FIXED RATE

============================================================================================
Principal Amount:  $11,500,000                             Interest Rate: 6.574%
Agent's Discount or Commission:  $34,500                   Stated Maturity Date:  01/27/2000
Net Proceeds to Issuer:  $11,465,500                       Original Issue Date:  01/27/97
Issue Price: 100%                                          Trade Date:  01/22/97
================================================================================
Interest Payment Dates:   July 27, 1997 and the            Cusip No.:  00756QDD7
                          27th day of each January
                          and July thereafter

Day Count Convention:

       [X]      30/360 for the period from 01/27/97 to 01/26/2000

       [ ]      Actual/360 for the period from      to

       [ ]      Actual/Actual for the period from   to

Redemption:

       [X]      The Notes cannot be redeemed prior to the Stated Maturity Date.

       [ ] The Notes may be redeemed prior to the Stated Maturity Date. Initial Redemption Date:
                Initial Redemption Percentage:
                Annual Redemption Percentage Reduction: ____% until Redemption Percentage is 100% of the principal amount.

Optional Repayment:

       [X]      The Notes cannot be repaid prior to the Stated Maturity Date.

       [ ] The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
                Option Repayment Dates:
                Repayment Price: ____%

Currency:

         Specified Currency:  United States Dollars
           (If other than U.S. dollars, see attached)
         Minimum Denominations:
           (Applicable only if Specified Currency is other than U.S. dollars) Original Issue Discount:
                           [ ]      Yes     [X]      No

         Total Amount of OID:
         Yield to Maturity:
         Initial Accrual Period:

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Form:

         [X]      Book Entry                            [ ]      Certificated

Agent acting in the capacity as indicated below:

         [X]      Agent                                 [ ]      Principal

If as Principal:

         [ ] The Notes are being offered at varying prices related to prevailing market prices at the time of resale.

         [ ] The Notes are being offered at a fixed initial public offering price of ____% of principal amount.

If as Agent:

         The Notes are being offered at a fixed initial public offering price of 100% of principal amount.

[X]      Other Provisions:  Prudential Securities Incorporated

         [ ]   Salomon Brothers Inc

                  [ ]   Bear, Stearns & Co. Inc.

                                [ ]   CS First Boston

                                           [ ]   Donaldson, Lufkin & Jenrette
                                                     Securities Corporation

                                                       [ ]  Merrill Lynch & Co.